EXHIBIT 8.1

Winston & Strawn LLP

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October 17, 2012

Nissan Auto Receivables Corporation II

One Nissan Way

Franklin, Tennessee 37067

Re:  Nissan Auto Receivables Corporation II

Registration Statement on Form S-3

Registration No. 333-183569

Ladies and Gentlemen:

We have acted as special tax counsel to Nissan Auto Receivables Corporation II (the “Company”), a Delaware corporation and wholly-owned limited purpose subsidiary of Nissan Motor Acceptance Corporation, a California corporation, in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with registration by the Company of Asset-Backed Notes (the “Notes”). As described in the Registration Statement, the Notes will be issued from time to time in series, with each series being issued by a statutory trust (each, an “Issuing Entity”) to be formed by the Company pursuant to a trust agreement (each, a “Trust Agreement”) between the Company and the Owner Trustee (as defined in the related Trust Agreement). For each series, the Notes will be issued pursuant to an indenture (each, an “Indenture”) between the related Issuing Entity and the Indenture Trustee (as defined in the related Indenture). Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Registration Statement.

We generally are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of any series of Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement and, in each case as filed as an exhibit to the Registration Statement, the form of Indenture (including the form of Notes included as an exhibit thereto), the form of Trust Agreement and the form of Sale and Servicing Agreement (the “Sale and Servicing Agreement”). In addition, we have assumed that the Indenture, the Trust Agreement and the Sale and Servicing Agreement with respect to each series are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under such documents in fact occur in accordance with the terms thereof.

As special tax counsel to the Company, we have advised the Company with respect to material federal income tax aspects of the proposed issuance of the Notes. Such advice has formed the basis for the statements set forth in the Base Prospectus forming part of the above-captioned registration statement under the captions “SUMMARY OF TERMS – TAX STATUS” and “MATERIAL FEDERAL INCOME TAX CONSEQUENCES,” and the statements in the Prospectus Supplement forming part of the above captioned registration statement under the captions “SUMMARY – TAX STATUS” AND “MATERIAL FEDERAL INCOME TAX CONSEQUENCES.” As discussed in the Base Prospectus under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” ” and in the Prospectus Supplement under the headings “SUMMARY – TAX STATUS” and “MATERIAL FEDERAL INCOME TAX CONSEQUENCES,” it is our opinion that, for federal income tax purposes, (1) the Issuing Entity will not be classified as an association or a publicly traded partnership taxable as a corporation, and (2) the Notes (other than the Tax Retained Notes, if any) will be characterized as debt.

Our opinion set forth above is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions and other applicable authorities, all as in effect on the date of such opinion. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as the changes in the facts as they have been represented to us or assumed by us, could affect our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.

This opinion is furnished by us as special tax counsel for the Company and may be relied upon by you only in connection with the transactions contemplated by the Indenture, the Trust Agreement or the Sale and Servicing Agreement, as applicable. It may not be used or relied upon for any other purpose.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Registration Statement and to the use of our name therein without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Respectfully submitted,

Winston & Strawn LLP